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                                                                   EXHIBIT 10pp

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into by and between KMART CORPORATION, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Cecil Kearse (the "Executive").

      WHEREAS, the Executive is currently employed by the Company in the position of Executive Vice President Merchandising; and

      WHEREAS, Executive and the Company have previously entered into a certain Confidentiality, Non-Competition and Non-Solicitation Agreement dated as of December 4, 2000 (the "Confidentiality Agreement"); and

      WHEREAS, Executive and the Company have also entered into a certain letter agreement dated April 5, 1995, providing for severance benefits to the Executive (the "Severance Letter"); and

      WHEREAS, the Executive and the Company desire to enter into an Employment Agreement providing for certain new and additional benefits to the Executive in replacement and substitution of the terms and provisions of the Confidentiality Agreement and the Severance Letter;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

      1. Definitions.

            (a) "Base Salary" shall mean the salary granted to the Executive pursuant to Section 4.

            (b) "Board" shall mean the Board of Directors of the Company.

            (c) "Cause" shall mean termination of the Executive based on (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful or which materially interferes with the ability of the Executive to perform his duties, (ii) misconduct which results in damage or injury to the Company, including damage to its reputation, or (iii) gross negligence in the performance of, or willful failure to perform, the Executive's duties and responsibilities.

            (d) A "Change in Control" of the Company is deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:


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                  (I) The "beneficial ownership" of securities representing more than thirty-three percent (33%) of the combined voting power of the Company is acquired by any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

                  (II) The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation; or

                  (III) During any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

                  The foregoing to the contrary notwithstanding, if a Potential Change in Control involves a transaction proposed by the Executive (or a group which includes the Executive), either as a first proposal or a competing proposal, and a Change in Control does occur (whether or not the transaction constituting such Change of Control is the same transaction proposed by the Executive and whether or not the Executive participates as an equity investor in the acquiring entity in such transaction), then for purposes of this Agreement, no Change in Control shall be deemed to have occurred with respect to any such Executive.

            (e) "Committee" shall mean the Compensation and Incentives Committee of the Board or any other committee of the Board performing similar functions.

            (f) "Constructive Termination" by the Executive shall mean termination based on the occurrence without the Executive's express consent of any of the following: (i) a significant diminution by the Company of the Executive's role with the Company or a significant detrimental change in the nature and/or scope of the Executive's status with the Company, other than for Cause or Disability, or (ii) a reduction in the Executive's base salary, other than for Cause or Disability and other than as part of an across-the-board salary reduction generally imposed on executives of the Company. The Executive shall further be required to comply with the provisions of Section 9(d)(i) of this Agreement with respect to a Constructive Termination.

            (g) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.


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            (h) A "Potential Change in Control" shall mean the happening of any of the following:

                  (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                  (II) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

                  (III) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

                  (IV) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

            (i) "Stock" shall mean the Common Stock of the Company.

            (j) "Subsidiary" shall mean any corporation of which the Company owns, directly or indirectly, more than 50% of the outstanding securities then entitled to vote.

      2. Term of Employment. Subject to Section 9, the Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on December 3, 2001 (the "Effective Date") and ending on January 31, 2006 (the "Term of Employment"); provided, however, that the Term of Employment shall be automatically extended for an additional year on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless written notice of non-extension is provided by either Party to the other Party at least 60 days prior to the applicable succeeding anniversary date.

      3. Position, Duties and Responsibilities. During the Term of Employment, the Executive shall be employed and serve as the Executive Vice President Merchandising of the Company (or such other position or positions as may be agreed upon in writing by the Executive and the Company) and be responsible for the management of the affairs of the Company as directed by the Board and/or the Chief Executive Officer ("CEO"). The Executive shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company. The Executive shall have all authority commensurate with such position. The Executive shall not, without the prior


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written approval of the Board, engage in any other business activity which is in violation of policies established from time to time by the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Board), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as an executive officer of the Company.

      4. Base Salary. During the Term of Employment, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, in an amount established by the Committee upon the recommendation of the CEO. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Board and/or the Committee. The Base Salary, including any increase, shall not be decreased during the Term of Employment. The Base Salary shall not be required to be deferred by the Executive under any Company plan or program.

      5. Annual Incentive Awards. During the Term of Employment, the Executive shall have an annual target bonus opportunity of a percentage of his then-current Base Salary under the Company's Annual Incentive Bonus Plan or any successor plan, such percentage to be established by the Committee upon the recommendation of the CEO (the "Target Bonus"), payable if the performance goals established by the Committee for the relevant year are met. The Target Bonus percentage shall not be decreased during the Term of Employment.

      6. Long-Term Incentive Programs.

            (a) General. During the Term of Employment, the Executive shall be eligible to participate in the long-term incentive programs of the Company, with any awards under such programs to be in the sole discretion of the Committee.

            (b) Annual Stock Option Awards. During the Term of Employment, the Executive will have an annual opportunity to be granted an option (the "Annual Option") for shares of Stock at a target level value of a percentage of Base Salary established by the Committee upon recommendation of the CEO, based upon the achievement of performance goals established by the Committee. The determination of the value of the Annual Option will be determined using the valuation method employed by the Committee generally with respect to annual option grants to other senior executives of the Company.

            (c) Performance Options. As of January 7, 2002, the Company shall grant the Executive a 10-year option to purchase an aggregate of 525,000 shares of Stock (the "Performance Option"), which may be granted under the terms of the Company's stock option plans, or outside the terms of such plans, with terms and conditions


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consistent in all respects with the provisions of this Agreement and otherwise substantially the same as those granted under the Company's stock option plans. The Performance Option shall be divided into three tranches, with each tranche consisting of 1/3 of the Performance Option shares and each tranche being subject to the performance requirements described below:

                  (i) The performance requirement with respect to the first tranche, covering 1/3rd of the Performance Options, shall be based upon the Company's achieving a target level of earnings per share to be established by the Committee, which target must be attained by the Company for any four consecutive fiscal quarters of the Company ending on or before January 31, 2004;

                  (ii) The performance requirement with respect to the second tranche, covering 1/3rd of the Performance Options, shall be based upon the Company's achieving the "Inventory Turnover" target established and administered by the Committee for purposes of the Company's Long-Term ELT Performance Share Plan for the performance period ending as of January 31, 2004; and

                  (iii) The performance requirement with respect to the third tranche, covering 1/3rd of the Performance Options, shall be based upon the Company's achieving the "Customer Super Service Index" target established and administered by the Committee for purposes of the Company's Long-Term ELT Performance Share Plan for the performance period ending as of January 31, 2004.

            In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the calculation of earnings per share, or any other performance objective established hereunder, such adjustments and other substitutions shall be made to the performance requirements established hereunder as the Committee in its sole discretion deems equitable or appropriate. Any tranche of the Performance Option for which the applicable performance requirement shall have been satisfied shall become vested and exercisable in three equal installments, each relating to one third of the number of shares covered by such tranche, on each of January 31, 2004, 2005 and 2006, provided the Executive remains employed by the Company on the applicable vesting date. Notwithstanding the failure to satisfy the requirements set forth in the preceding sentence:

                  (i) In the case of a termination of employment that occurs on or prior to January 30, 2004, all tranches of the Performance Option shall also become vested and exercisable if, under the circumstances of the Executive's termination of employment or if there is a Change in Control, any other options then held by him become vested and exercisable, or would have become vested and exercisable if such options were not then already vested and exercisable, in accordance with the provisions of Section 9 hereof (an "Acceleration Event"); and


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                  (ii) In the case of an Acceleration Event that occurs after
January 30, 2004 and prior to January 31, 2006, any tranche of the Performance Option as to which the applicable performance requirement has been satisfied as of January 31, 2004 shall also become vested and exercisable.

      All tranches of the Performance Option for which the applicable performance requirement shall not have been satisfied as of January 31, 2004 shall nevertheless become vested and exercisable on the ninth (9th) anniversary of the Grant Date, provided the Executive remains employed by the Company on such date (notwithstanding the provisions of Section 9 hereof, which shall not apply after January 31, 2004 to accelerate the vesting of any particular tranche of the Performance Option to the extent the performance conditions relating to such tranche were not satisfied as of January 31, 2004, except in the circumstances set forth in Section 9(e)). Notwithstanding anything to the contrary in this Section 6(c) or in the 1997 Long-Term Equity Compensation Plan, as amended (the "1997 Plan"), if the Executive violates the provisions of
Section 10 hereof, the Performance Option shall immediately terminate and regardless of whether the Performance Option has been earned or vested shall be cancelled.

      As soon as practicable following the date hereof, the Company and the Executive will enter into a stock option agreement with terms and conditions consistent in all respects with the provisions of this Section 6(c) and this Employment Agreement and otherwise substantially the same as nonqualified stock options granted under the terms of the Company's 1997 Plan.

            (d) Cash Payments. The Executive has previously deferred a cash payment in the amount of One Million Dollars ($1,000,000) (the "Cash Payment"), pursuant to the Confidentiality Agreement. The parties agree that, in consideration of the parties entering into this Employment Agreement, the Confidentiality Agreement is hereby cancelled and rescinded and neither party shall have any further rights, property or obligations thereunder except that the Executive shall be entitled to retain the Cash Payment received pursuant to the Confidentiality Agreement subject to the obligation of repayment as set forth in this Employment Agreement. If the Executive remains employed by the Company through January 31, 2004 (the "Award Date"), the Executive shall be entitled to retain the Cash Payment and the Company shall provide additional payments to the Executive on a fully grossed up basis to cover applicable federal, state and local income and excise taxes, when and to the extent, if any, that such taxes are payable by the Executive, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax. If the Executive is required to repay the Cash Payment to the Company pursuant to the provisions of this Employment Agreement, the Company will reduce the amount of such repayment to cover any taxes previously paid and/or payable by the Executive and not refunded or refundable by any applicable state or local taxing entity such that there is no net impact to the Executive as a result of such transactions.

            (e) Loan. As soon as practicable following the effective date hereof, the Company will provide the Executive a loan in the principal amount of Two Million Five


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Hundred Thousand Dollars ($2,500,000) (the "Loan") that shall be due and payable on January 31, 2006 (the "Loan Forgiveness Date"), and that shall bear interest at the minimum rate necessary on the date the loan is extended to avoid imputation of tax under Section 7872 of the Internal Revenue Code of 1986, as amended. The Company and the Executive will enter into a full recourse, unsecured promissory note with respect to the Loan, with customary terms and conditions consistent in all respects with the provisions of this Agreement. Interest on the Loan accruing during the term of the Loan shall be compounded annually and shall be deferred until the Loan Forgiveness Date. The outstanding principal and accrued interest under the Loan shall automatically and without further action on the part of the Company or the Executive be forgiven in full by the Company, provided the Executive remains employed by the Company through the Loan Forgiveness Date. The Company shall provide additional payments to the Executive on a fully grossed up basis to cover applicable federal, state and local income and excise taxes, when and to the extent, if any, that such taxes are payable by the Executive, including, without limitation, any tax imposed by
Section 4999 of the Code or any similar tax. The Executive agrees that in consideration of the Loan and the other terms and provisions of the Employment Agreement, the restricted stock grant made to the Executive pursuant to the Confidentiality Agreement is cancelled and rescinded.

            (f) Hold Harmless Payment. In the event that the Internal Revenue Service determines at any time prior to the Award Date or the Loan Forgiveness Date, that the Cash Payment or the Loan should be taken into account as taxable income by the Executive at the time the Cash Payment was made or the Loan was entered into, any resulting tax, including any resulting state and local taxes (collectively "Associated Taxes"), and any related interest and penalties, will be either paid by the Company directly to the IRS or to the Executive, at his election, when due. In addition, the Company shall make additional payments to the Executive to hold him harmless from: (i) any tax liabilities attributable to its payment of such related interest and penalties, and (ii) any imputed income associated with the interest-free component of the Executive's repayment obligation (the "Hold Harmless Payments"). Should the Company wish to contest with the IRS the accelerated inclusion of such income or any issue related to penalties, interest or the Hold Harmless Payments, then the Executive shall reasonably cooperate with the Company as to such contest, and at the time that they are then due, the Company shall pay to the IRS (or at his election to the Executive) the Associated Taxes, and any related interest and penalties, and to the Executive, the Hold Harmless Payments. Any such Associated Taxes shall be repaid by the Executive to the Company (without interest) if and when the Cash Payment and the Loan are otherwise repayable by the Executive.

      7. Employee Benefit Programs. During the Term of Employment, the Executive shall be eligible to participate in all employee pension and welfare benefit plans and programs made available generally to the Company's senior-level executives (other than the CEO) or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and


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long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

      8. Reimbursement of Business and Other Expenses: Perquisites; Vacations.

            (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

            (b) During the Term of Employment, the Company shall reimburse the Executive for personal financial (including tax) counseling (other than legal fees) by a firm or consultant to be chosen by the Executive, such reimbursement to be no more than the amount authorized under Company policy in effect from time to time.

            (c) The Executive shall be entitled to four weeks paid vacation per year.

            (d) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers or former officers.

      9. Termination of Employment.

            (a) Termination Due to Death. In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries as the case may be, shall be entitled to the following:

                  (i) Base Salary through the date of death;

                  (ii) a prorata annual bonus for the year in which the Executive's death occurs, based on the Target Bonus for such year, payable in a single installment promptly after his death;

                  (iii) the balance of any annual or long-term cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                  (iv) any restricted stock award outstanding at the time of his death shall become fully vested and any forfeiture provisions set forth in the relevant restricted stock agreement based on the continued employment of the Executive shall immediately lapse;

                  (v) any stock option or other equity award outstanding at the time of death shall become fully vested, and his estate shall have the right to exercise any such


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award for the lesser of (a) 12 months from the date of death or (b) the remainder of the full original term of the option (notwithstanding any contrary provision of any plan or agreement);

                  (vi) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

                  (vii) the Executive shall be relieved of any obligation to repay the Cash Payment to the Company;

                  (viii) the Executive shall be relieved of any obligation to repay the Loan to the Company; and

                  (ix) other or additional benefits in accordance with applicable plans and programs of the Company.

            (b) Termination Due to Disability. In the event the Executive's employment is terminated due to his Disability, he shall be entitled in such case to the following:

                  (i) Base Salary through the date of termination;

                  (ii) through the Company's long-term disability plans or otherwise, an amount equal to 60% of the Base Salary for the period beginning on the date of termination through the Executive's attainment of age 65;

                  (iii) the annual bonus for the year in which termination due to Disability occurs, based on the Target Bonus for such year, payable in a single installment promptly following termination due to Disability;

                  (iv) the balance of any annual or long-term cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                  (v) any restricted stock award outstanding at the time of his termination due to Disability shall become fully vested and any forfeiture provisions set forth in the relevant restricted stock agreement based on the continued employment of the Executive shall immediately lapse;

                  (vi) any stock option or other equity award outstanding at the time of termination due to Disability shall become fully vested, and he shall have the right to exercise any such award for the lesser of (a) 12 months from the date of Disability or (b) the remainder of the full original term of the option (notwithstanding any contrary provision of any plan or agreement);

                  (vii) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;


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                  (viii) the Executive shall be relieved of any obligation to repay the Cash Payment to the Company;

                  (ix) the Executive shall be relieved of any obligation to repay the Loan to the Company; and

                  (x) other or additional benefits in accordance with applicable plans and programs of the Company.

            In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 16 below.

            (c) Termination by the Company for Cause.

                  (i) In the event the Company terminates the Executive's employment for Cause, he shall be entitled to:

                        (A) Base Salary through the date of the termination of his employment;

                        (B) the balance of any annual or long-term cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

                        (C) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement; and

                        (D) other or additional benefits in accordance with applicable plans or programs of the Company.

                  (ii) In the event the Company terminates the Executive's employment for Cause on or before January 31, 2004, the Executive shall immediately forfeit the Cash Payment which shall be repaid as set forth in
Section 9(g) below.

                  (iii) In the event the Company terminates the Executive's employment for Cause on or before January 31, 2006, the Executive shall immediately repay the Loan as set forth in Section 9(g) below.

      (d) Termination Without Cause or Constructive Termination.

                  (i) A Constructive Termination shall not take effect unless the provisions of this paragraph 9(d)(i) are complied with. The Company shall be given written notice by the Executive of the intention to terminate his employment on account of a Constructive Termination, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed Constructive


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Termination is based and (B) to be given within six months of the Executive learning of such act or acts or failure or failures to act. The Company shall have 30 days after the date that such written notice has been given to the Company in which to cure such conduct, to the extent such cure is possible.

                  (ii) In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination, the Executive shall be entitled to:

                        (A) Base Salary through the date of termination of the Executive's employment;

                        (B) Base Salary, at the monthly rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the Base Salary in effect immediately prior to such reduction), payable each month for an additional thirty six (36) months following such termination (the "Severance Period").

                        (C) pro-rata annual bonus for the year in which termination occurs, based on the Target Bonus for such year, payable in a single installment promptly following termination;

                        (D) an amount equal to one-twelfth (1/12) of the Target Bonus amount for the year in which termination occurs, payable each month over the Severance Period;

                        (E) the balance of any annual or long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

                        (F) any restricted stock award outstanding at the time of such termination of employment shall become fully vested, and any forfeiture provisions set forth in the relevant restricted stock agreement based on the continued employment of the Executive shall immediately lapse;

                        (G) any stock option or other equity award outstanding at the time of termination shall become fully vested, and he shall have the right to exercise any such award for the remainder of the lesser of (a) thirty six (36) months from the date of termination or (b) the full original term of the option (notwithstanding any contrary provision of any plan or agreement);

                        (H) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

                        (I) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee welfare benefit plans or programs in which he was participating on the date of the termination of his employment


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until the end of the Severance Period; provided that the Company's obligations under this clause (J) shall be reduced to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer: and provided, further, that (x) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (J) of this Section 9(d),
(y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance;

                        (J) the Executive shall not be required to repay the Company the amount of the Cash Payment;

                        (K) the Executive shall not be required to repay the Loan; and

                        (L) other or additional benefits in accordance with applicable plans and programs of the Company.

            (e) Termination of Employment Following a Change in Control. If, within two years following a Change in Control, the Executive's employment is terminated without Cause or there is a Constructive Termination, (in either event, a "CIC Termination") the Executive shall be entitled to the payments and benefits provided in Section 9(d) above, provided that all cash payments provided therein shall be paid in a lump sum without any discount and all of such payments shall be grossed up to cover applicable federal, state and local income and excise taxes thereon, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax. In addition, immediately following a CIC Termination, all accrued or earned amounts that are not otherwise vested, as well as all options, restricted stock and other equity-based awards in which he is not yet vested, shall become fully vested, including, without limitation, the Executive's accrued benefits under any supplemental retirement plan maintained by the Company. All accrued benefits under such plans shall be paid as a lump-sum cash payment, except for amounts, if any, payable to the Executive under the Company's tax qualified pension plan.

            (f) Voluntary Termination. In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination, the Executive shall have the same entitlements as provided in Section 9(c) above for a termination for Cause. A voluntary termination under this Section 9(f) shall be effective upon 30 days' prior written notice to the Company and shall not be deemed a breach of this Agreement.

            (g) Repayment of Cash Payment and/or Loan. In the event of the Executive's termination of employment under circumstances that require the Executive to


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repay the Cash Payment or the Loan at any time as set forth in Section 6(d) and
(e) and the foregoing Section 9(a)-(f), the Cash Payment and/or the unpaid principal and accrued interest under the Loan, as applicable, shall be repayable in full immediately upon such termination in accordance with the terms of this Agreement and/or the promissory note. Any cash compensation then owed to the Executive by the Company, as well as any cash funds or the fair market value of any vested shares held in any of the Executive's accounts under any of the Company's nonqualified benefit plans, may be offset against any amounts then owed by the Executive to the Company with respect to the Cash Payment and/or the Loan; provided, however, that in the event there is any dispute between the Company and the Executive as to whether the Cash Payment and/or the Loan are repayable or shall be forgiven based on the underlying circumstances of termination, no offset shall be applied by the Company until such dispute has been finally resolved in accordance with the provisions of Section 15 hereof and all amounts subject to offset shall be held by the Company pending such resolution. For purposes of such offset, "fair market value" of the stock shall be defined as the mean of the highest price and lowest price at which the stock shall have been sold, regular way, on the date of termination of employment, as reported on the Composite Transactions reporting system.

            (h) Payment Following a Change in Control. In the event of a CIC Termination and if the aggregate of all payments of benefits made or provided to the Executive under Section 9(e) above and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is deemed in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive, prior to the time an excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 9(h) shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

            (i) No Mitigation: No Offset. In the event of any termination of employment under this Section 9, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 9.

            (j) Nature of Payments. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by the Company. Failure to qualify for any such payment is not in the nature of a penalty.

            (k) Exclusivity of Severance Payments. Upon termination of the Executive's employment during the Term of Employment, he shall not be entitled to any payments or benefits from the Company, other than as provided herein, or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided hereunder, except for any benefits which may be due the Executive in normal course under any employee benefit plan of the Company which provides benefits after termination of employment.

            (l) Non-competition. The Executive agrees that any right to receive any payments and/or benefits hereunder, other than Base Salary and/or any other compensation already earned by the Executive and required to be paid by state law other than under this Agreement, will cease and be immediately forfeited if the Executive breaches the provisions of Section 10 below. The Executive agrees that any violation of the provisions of Section 10 below will result in the immediate forfeiture of any rights to exercise or receive stock options or restricted stock. The foregoing is in addition to the rights of the Company under Section 10.

            (m) Release of Claims. As a condition of the Executive's entitlement to the payment and/or delivery of any of the severance rights and benefits provided in this Section 9 (other than in the event of the Executive's death or in the event of a Change in Control), the Executive shall be required to execute and honor a release of claims in the form reasonably requested by the Company.

            (n) Termination at Will. Notwithstanding anything herein to the contrary, the Executive's employment with the Company is terminable at will with or without Cause; provided, however, that a termination of the Executive's employment shall be governed in accordance with the terms hereof.

      10. Restrictive Covenants.

            (a) Non-Compete. By and in consideration of the substantial compensation and benefits provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during the Term of Employment and for a period ending with the earlier of twelve (12) months following termination of employment for any reason or a Change in Control, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including, but not limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that the Executive may invest in stocks, bonds or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ-National Market and the Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. For purposes of this Section 10, "Competing Enterprise" shall mean any and/or all of the following: (i) Albertson's Inc., American Retail Group, Inc., American Stores Company, Carrefour se, Fleming Companies, Inc., Kohl's Corporation, The May Department Store Company, Montgomery Ward & Co., Inc., J.C. Penny Company, Royal Ahold, Safeway, Inc., Sears, Roebuck and Co., Service Merchandise Company, ShopKo Stores, Inc., Supervalue Inc., Target Corp., The Home Depot, Inc., Toys R Us Inc., TJX Companies, Inc., and Wal-Mart Stores, Inc., and (ii) an entity or enterprise whose business is in competition with the business of the Company which operates retail stores selling general merchandise and/or food if at least 10 of such stores have an area of 50,000 or more square feet and at least 10 of such stores with 50,000 or more square feet are within 25 miles of any one or more Kmart stores.

            (b) Nonsolicitation. By and in consideration of the substantial compensation and benefits to be provided by the Company hereunder, and further in consideration of the Executive's exposure to the proprietary information of the Company, the Executive agrees that he shall not, during the Term of Employment and for a period of at least twenty-four (24) months following termination of employment for any reason, without the express prior written approval of the Company, (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, agent, representative or any other person which has a business relationship with the Company, or had a business relationship with the Company within the 24 month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (ii) directly or indirectly, employ or seek to employ (including through any employer of the Executive) or cause any Competing Enterprise to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Executive or the Competing Enterprise employs or seeks to employ such person) employed or retained by the Company.

            (c) Confidential Information. During the Term of Employment and at all times thereafter, Executive agrees that he will not divulge to anyone or make use of any Confidential Information except in the performance of his duties as an executive of the Company or when legally required to do so (in which case the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object or otherwise resist such disclosure). "Confidential Information" shall mean any knowledge or information of any type relating to the business of the Company or any of its subsidiaries or affiliates, as well as any information obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information. The Executive agrees that he will return to the Company immediately upon termination, any and all documents, records or reports (including electronic information) that contain any Confidential Information. Confidential Information shall not include information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company's business or industry properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company. The Executive acknowledges that the Company has expended, and will continue to expend, significant amounts of time, effort and money in the procurement of its Confidential Information, that the Company has taken all reasonable steps in protecting the secrecy of the Confidential Information, that said Confidential Information is of critical importance to the Company.

            (e) Non-Disparagement. The Executive agrees that, during the term of employment and thereafter (including following the Executive's termination of employment for any reason), the Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any subsidiary or affiliate or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

            (f) Cooperation. The Executive agrees to cooperate with the Company, during the term of employment and thereafter (including following the Executive's termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred in connection with his provision of testimony or assistance.

            (g) Remedies. The Executive agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

            (h) Continuing Operation. The provisions of this Section 10 shall survive any termination of this Agreement and the Term of Employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section. The Executive agrees to cooperate with the Company, during the term of employment and thereafter (including following the Executive's termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Executive for all expenses actually incurred in connection with his provision of testimony or assistance.

            (i) Notice to Employer. The Executive agrees that as long as the provisions of Section 10(a) or 10(b) continue to bind the Executive, he will provide written notice of the terms and provisions of this Section 10 to any prospective employer.

      11. Effect of Agreement on Other Benefits. The Executive hereby agrees that this Agreement supersedes and replaces any and all other agreements by and between the Executive and the Company, including but not limited to any letters or other documents setting forth the terms of the Executive's employment, the Confidentiality Agreement and the Severance Letter and the Executive shall not be entitled to any right or benefit under such other agreements, plans or documents and hereby releases any rights thereunder; provided however that the Executive shall be entitled to all of the benefits set forth herein whether pursuant to a Company plan or otherwise provided.

      12. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise provided herein.

      13. Miscellaneous Provisions.

            (a) This Agreement contains the final and entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior representations, agreements, discussions, negotiations and undertakings, whether written or oral, between the Parries with respect thereto; provided, however, that this Agreement shall not supersede any separate written commitments by the Company with respect to indemnification.

            (b) No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

            (c) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

            (d) The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

            (e) The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

            (f) All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as otherwise provided herein.

            (g) The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

            (h) This Agreement may be executed in two or more counterparts.

      14. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Michigan without reference to principles of conflict of laws. Subject to Section 15, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court of

Detroit, Michigan or (ii) the State of Michigan Courts of Oakland County, Michigan. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or the Executive may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

      15. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Detroit, Michigan in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective Party incurring such costs and expenses, but the Company shall reimburse the Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, following a Change of Control, all reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive pursuant to this Section 15 shall be paid on behalf of or reimbursed to the Executive promptly by the Company; provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) or the court determine(s) that any of the Executive's litigation assertions or defenses were in bad faith or frivolous. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief pursuant to
Section 10(d) hereof without otherwise waiving the right to exclusive arbitration of all other disputes.

      16. Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

             If to the Company:          Kmart Corporation
                                         3100 West Big Beaver Road
                                         Troy, MI 48084-3163

                                         Attention: General Counsel

             If to the Executive:        Cecil Kearse
                                         5657 Greenhill
                                         Troy, Michigan 48098

            IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates provided below.

                                           KMART CORPORATION

                                           By: _________________________________
                                           Dated: ______________________________


                                           EXECUTIVE

                                           _____________________________________
                                           Cecil Kearse
                                           Dated: ______________________________


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